Exhibit 10.55

EXECUTION VERSION

SUBSCRIPTION AGREEMENT FOR PARTNERSHIP INTEREST IN

ALLDALE MINERALS II, LP

OFFERS AND SALES OF LIMITED PARTNER INTERESTS IN ALLDALE MINERALS II, LP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS, OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY FEDERAL, STATE OR FOREIGN AUTHORITY.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS SUCH INTERESTS ARE FIRST REGISTERED PURSUANT TO ALL SUCH APPLICABLE LAWS OR UNLESS COUNSEL SATISFACTORY TO THE GENERAL PARTNER SHALL HAVE RENDERED AN OPINION SATISFACTORY TO THE GENERAL PARTNER THAT SUCH REGISTRATION IS NOT REQUIRED.  THE SALE, ASSIGNMENT OR OTHER TRANSFER OF SUCH INTERESTS IS ALSO RESTRICTED BY ARTICLE IX OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALLDALE MINERALS II, LP.

The undersigned, Alliance Resource Partners, L.P., a Delaware limited partnership ("Subscriber"), and ALLDALE MINERALS II, LP, a Texas limited partnership (the "Partnership"), and AllDale Minerals Management II, LLC, a Texas limited liability company (the "General Partner"), hereby agree as follows:

FIRST - SUBSCRIPTION: In accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Partnership, as to be amended by the First Amendment ("the  "First Amendment") to the Amended and Restated Limited Partnership Agreement of the Partnership (as amended by the First Amendment, the "Limited Partnership Agreement") attached as Exhibit "A" to the Disclosure Letter, copies of which have been provided to the Subscriber, and subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for a Partnership Interest (as defined in the Limited Partnership Agreement) as a limited partner interest or general partner interest in the Partnership in the amount (the "Commitment") set forth on the signature page of this subscription agreement (this "Subscription Agreement" or this "Agreement") and of the Class of Interest and type of interest in the Partnership set forth below, which Commitment represents the Subscriber's portion of the Original Purchase Price (as defined in Appendix A to the First Amendment), and the Subscriber acknowledges that the Commitments of the Subscriber and its Affiliates may be adjusted by the parties to reflect the appropriate allocation of the Original Purchase Price between the Subscriber and its Affiliates. The Subscriber, at Closing (as defined below), will make a Capital Contribution of the full amount of the Commitment.

Subscriber is subscribing for a Partnership Interest that is either (A) the following limited partner interest: (i)  a Sharing Ratio (as defined in the Limited Partnership Agreement), after giving effect to the Redemption (as defined in the First Amendment), of 27.18% (composed of a 2.17%

Converted GP Interest (as defined below) and limited partnership interest of 25.01% currently held by the Redeeming Partners (as defined in the First Amendment) other than the General Partner) and (ii) the General Partner's rights to the Transferred Carried Interest (as defined below); or (B) a general partner interest of 0.01% with a Sharing Ratio of 0.01%.  The limited partner Class of Interest subscribed for by Subscriber shall be composed of both Class A Interests and Class B Interests, as Subscriber shall determine.

"Converted GP Interest" means all of the General Partner's Sharing Ratio (excluding a Sharing Ratio of 0.01%) which is being converted upon the Redemption to a limited partner interest.

"Transferred Carried Interest" means the rights to distributions to which the General Partner is entitled pursuant to Section 4.3(b)(i)(B), (b)(ii)(B-C) and (b)(iii)(B) and Section 4.3(c)(i)(B), (c)(ii)(B-C) and (c)(iii)(B) of the Limited Partnership Agreement (excluding the right to Net Redemption Proceeds (as defined in the First Amendment)).

SECOND – ACCREDITED INVESTOR: The Subscriber represents that it is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended ("Securities Act").

THIRD – SUBSCRIBER REPRESENTATIONS AND WARRANTIES: The Subscriber further represents, warrants, acknowledges and agrees with the Partnership and the General Partner as follows:

(a) Subscriber is entering into this Subscription Agreement relying solely on the facts and terms set forth in this Subscription Agreement and the Limited Partnership Agreement (collectively, the "Offering Documents") and Subscriber has received, read and understood each of the Offering Documents, including but not limited to those sections dealing with conflicts of interest, fees and tax consequences of an investment in the Partnership.  Subscriber has been given the opportunity to ask questions of, and receive answers from the General Partner, or one of its Affiliates, concerning the terms and conditions of the offering and other matters pertaining to an investment in the Partnership.  The General Partner has not made any representations of any kind or nature to induce the Subscriber to enter into this Subscription Agreement except as specifically set forth in the Offering Documents and the other Related Transaction Documents;

(b) Subscriber has made an investigation of the pertinent facts relating to the operation of the Partnership and has reviewed the terms of the Limited Partnership Agreement to the extent that Subscriber deems necessary in order to be fully informed with respect thereto;

(c) Subscriber has such knowledge and experience in financial and business matters that Subscriber is capable of evaluating the merits and risks of an investment in the Partnership; and the Subscriber is able to bear the economic risk of a complete loss of its investment in the Partnership;

(d)(1) To the extent that the Subscriber's Partnership Interest is a limited partner interest, Subscriber will be acquiring the limited partner interest for investment, for its own account and not for the interest of any other person and not for distribution or resale to others, and Subscriber will not permit any other person to acquire a beneficial interest in the limited partner interest without the consent of the Partnership's general partner. Subscriber understands that the limited partner interests have not been registered under the Securities Act, and Subscriber agrees that its limited partner interest in the Partnership may not be sold, transferred, or otherwise disposed of except pursuant to an exemption from registration under the Securities Act. Subscriber will not assign its limited partner interest in the Partnership or any beneficial interest therein, in whole or in part, to any other person, nor will Subscriber be entitled to substitute for himself as a limited partner any other person, except in compliance with the Limited Partnership Agreement or this Agreement;

  (2) Subscriber understands the effect of the limitations on disposition and of its representation that its limited partner interest in the Partnership will not be sold, transferred or otherwise disposed of except pursuant to an exemption from registration under the Securities Act. Subscriber understands that transfers can be made only in compliance with the Limited Partnership Agreement;

FOURTH - AUTHORITY: If the Subscriber is a corporation, partnership, trust or other entity, the person executing this Agreement for the Subscriber has the full power and authority under the Subscriber's governing instruments to do so and the Subscriber has the full power and authority under its governing instruments to become a limited partner or general partner of the Partnership, as applicable.

FIFTH – ADMISSION: The Subscriber understands that the date of the Subscriber's admission as a Limited Partner (as defined in the Limited Partnership Agreement) or General Partner (as defined in the Limited Partnership Agreement), as applicable, subject to the terms and conditions of this Agreement, will be on the Closing Date (as defined below), and on the Closing Date the Subscriber will join in and agree to be bound by the Limited Partnership Agreement as a limited partner or general partner of the Partnership, as applicable.

SIXTH – REAFFIRMATION OF SUBSCRIBER'S REPRESENTATIONS AND WARRANTIES: The Subscriber hereby agrees that any representation made hereunder will be deemed to be reaffirmed by it on the Closing Date.

SEVENTH – NOTICE REQUIREMENT: The Subscriber hereby agrees that if any of the statements, representations, warranties or covenants made by Subscriber herein become untrue or inaccurate, the undersigned shall immediately at such time notify the Partnership.

EIGHTH – REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNER AND PARTNERSHIP:  Any representation "to the knowledge of the General Partner" or words of similar import means matters within the actual knowledge, without inquiry, of Lawrence B. Dale, Cody Miller, A. Wellford Tabor, Stephen Abney, Peter Dale or Jack Newman. Simultaneously herewith, the General Partner is delivering to Subscriber the Disclosure Letter. Matters disclosed in any particular paragraph of the Disclosure Letter shall qualify the representation and warranty in the matching paragraph of this Section Eighth and any other representation and warranty to which the matters disclosed reasonably relate.  The fact that any item of information is disclosed in the Disclosure Letter shall not constitute an admission by the General Partner or Partnership that such item is material, that such item has had or would have a Material Adverse Effect, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Subject to the foregoing provisions of this Section Eighth, and the other terms and conditions of this Agreement, the General Partner and the Partnership, hereby represent and warrant to Subscriber, as of the date hereof and as of the Closing (as defined below), and subject to the approval of the First Amendment, the following:

(a)	Existence and Qualification.

The General Partner is a limited liability company organized, validly existing and with the right to transact business in the state of Texas under the Laws of the state of Texas and is duly qualified to do business as a foreign limited liability company in each jurisdiction where it is required to be qualified by applicable law, except where the failure to so qualify would not have a Material Adverse Effect.  The Partnership is a limited partnership organized, validly existing and with the right to transact business in the state of Texas under the Laws of the state of Texas and is duly qualified to do business as a foreign limited partnership in each jurisdiction where it is required to be qualified by applicable law, except where the failure to so qualify would not have a Material Adverse Effect.

(b)	Power.

Each of the General Partner and Partnership has the requisite power to enter into and perform this Agreement and each other agreement, instrument or document to be executed by the General Partner or Partnership, as applicable, in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

(c)	Authorization and Enforceability.

The execution, delivery and performance of this Agreement and each other agreement, instrument or document to be executed by the General Partner and Partnership in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the General Partner and the Partnership.  This Agreement has been duly executed and delivered by each of the General Partner and the Partnership (and all documents required hereunder to be executed and delivered by the General Partner and the Partnership at Closing will be duly executed and delivered by the General Partner and Partnership, as applicable) and this Agreement constitutes, and at the Closing such other documents will constitute, the valid and binding obligations of each of the General Partner and Partnership, as applicable, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(d)	No Conflicts.

The execution, delivery and performance of this Agreement by each of the General Partner and the Partnership, and the transactions contemplated by this Agreement by them, will not (i) violate any provision of the Charter Documents of either the General Partner or the Partnership, (ii) result in a default (with due notice or lapse of time or both) or the creation of any Lien, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Contract, promissory note, bond, mortgage, indenture, loan or similar financing instrument to which the General Partner or Partnership is a party or which affects the Assets, (iii) violate any judgment, order, ruling, or decree applicable to the General Partner or the Partnership or (iv) violate any Laws applicable to the General Partner or Partnership. Other than as set forth in Section Eighth, paragraph (d) of the Disclosure Letter, there is no consent, approval, waiver or authorization of any Person required (or notice required to be given) under Law or by the terms of any Governmental Authorization or Contract to which the General Partner or Partnership is a party or the Partnership's Assets are bound, for the execution and delivery by the General Partner or Partnership of this Agreement and the consummation of the transactions contemplated hereby.

(e)	Subsidiaries.

The Partnership does not own or hold any stock or any membership, limited liability company, partnership or other equity interest in any Person.

(f)	Ownership.

Each Partner (as defined in the Limited Partnership Agreement) in the Partnership is identified in Section Eighth, paragraph (f) of the Disclosure Letter and set opposite each such Partner's name therein are the Partnership Interests (as defined in the Limited Partnership Agreement) held by each Partner in the Partnership, including each Partner's Capital Commitments, Capital Contributions, Remaining Commitments and Sharing Ratios (each as defined in the Limited Partnership Agreement).  Except for this Agreement, the Limited Partnership Agreement and the other Related Transaction Documents, there is not outstanding any option, warrant, right of first refusal, or other right to acquire any partnership interests or other interests in the Partnership and neither the General Partner nor the Partnership is party to or bound by any agreement to issue such option, warrant, right of first refusal or other right to acquire a partnership or other interest in the partnership.  The Partnership Interests are not certificated.  To the General Partner's knowledge, each of the Partnership Interests is held by the Partner to whom attributed in Section Eighth, paragraph (f) of the Disclosure Letter free and clear of all Liens.  All of the Partnership Interests identified in Section Eighth, paragraph (f) of the Disclosure Letter (i) are duly authorized and validly issued,  (ii) are non-assessable (except for the obligation to make  capital contributions equal to the Remaining Commitments under the Limited Partnership Agreement), (iii) were not issued in violation of any pre-emptive rights, right of first refusal or other rights of any Person, and (iv) were offered and sold by the Partnership in compliance with all applicable securities Laws.  Upon effectiveness of the Redemption (as defined in the First Amendment), the Subscriber, each of the other Alliance Parties and Cavalier Minerals JV, LLC, a Delaware limited liability company, shall be the only partners in the Partnership.  The partnership interests issued to Subscriber hereunder will (i) be duly authorized and validly issued, (ii) be non-assessable, except for the Subscriber's Commitment,  and (iii) not be issued in violation of any preemptive rights, right of first refusal or other rights of any Person (except for rights set forth in the Limited Partnership Agreement, which will be waived upon effectiveness of the First Amendment). Except as disclosed in Section Eighth, paragraph (f) of the Disclosure Letter, the General Partner is the only general partner of the Partnership and has not, except as provided in the Related Transaction Documents, assigned, granted a Lien in or otherwise transferred to any Person, or agreed to assign, grant a Lien in or otherwise transfer to any Person, any of the General Partner's right, title and interest in, to and under the Partnership or the Limited Partnership Agreement.   Upon Closing, the Subscriber or one of the Alliance Parties will be the sole general partner of the Partnership pursuant to the Limited Partnership Agreement.

(g)	Liability for Brokers' Fees.

The Alliance Parties shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the General Partner, Partnership, the Management Company or any of their Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with the Offering Documents or any agreement or transaction contemplated hereby or thereby (including any fees or commissions owed to RBC Richardson Barr).  For the avoidance of doubt, Alliance shall pay its own expenses in accordance with Section Fourteenth, paragraph (j).

(h)	Litigation.

Except as disclosed in Section Eighth, paragraph (h) of the Disclosure Letter, there are no pending Proceedings against the Partnership or General Partner (or the Management Company with respect to the Partnership) before any Governmental Body or arbitrator to which the General Partner, Partnership or any Assets are subject, and to the General Partner's knowledge, no such Proceeding is threatened.

(i)	Taxes and Assessments.

(i)        The Partnership has timely filed all federal and state income Tax Returns and all other material Tax Returns that are required to be filed by it, and such Tax Returns are complete and accurate in all material respects and have not subsequently been amended.  The Partnership has paid all Taxes shown thereon as due and owing by it.  All material Taxes which the Partnership is obligated to withhold by Law, including from amounts owing to or allocable to any owner (including the Partners), employee, creditor or third party, have been duly withheld or collected and, to the extent required have been paid over to the proper Governmental Body.

(ii)       There is no material dispute or claim concerning any Tax Liability of the Partnership claimed or raised by any Governmental Body of which the Partnership, General Partner or Management Company has received written notice or the General Partner has knowledge.  The Partnership has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(iii)      To the General Partner's knowledge, none of the Partners is a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2) and Section 1445(f)(3) of the Code.

(iv)      The Partnership is not a party to, bound by or obligated under, any Tax allocation, indemnity, sharing or similar Contract or arrangement (other than property Taxes payable with respect to properties leased from third parties).

(v)       Except as set forth in Section Eighth, paragraph (i)(v) of the Disclosure Letter, there are no Tax Liens upon any assets of the Partnership (other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Partnership and for which appropriate reserves have been reflected in the Financial Statements (as defined below)).

(vi)      The Partnership has not participated in a "listed transaction" or "reportable transaction" as defined in section 6707A of the Code or section 1.6011-4 of the Treasury Regulations (or any predecessor provision thereto) or any corresponding or similar provision of state or local Law.

(vii)     True and complete copies of the Partnership's Tax Returns have been provided to Subscriber.

(viii)    Except as set forth in Section Eighth, paragraph (i)(viii) of the Disclosure Letter, there are no past due ad valorem Taxes respecting any of the Assets, except those being contested in good faith in the ordinary course of business for which adequate reserves have been established in the Partnership's Financial Statements.

(j)	Compliance with Laws; Governmental Authorizations.

Except as disclosed in Section Eighth, paragraph (j) of the Disclosure Letter, since December 31, 2016, the Partnership and its Assets and operations have been and currently are, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to Partnership and its Assets.  The Partnership has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the "Governmental Authorizations") that are presently necessary or required for the ownership and operation of the Assets as currently operated, and no violations exist in respect of any material Governmental Authorizations except where the failure to obtain or maintain or the violation of which would not cause a Material Adverse Effect.

(k)	Contracts.

(i)        Section Eighth, paragraph (k) of the Disclosure Letter sets forth, a true, complete and correct list as of the date of this Agreement (including amendments) of all Contracts to which the Partnership is a party or its Assets are bound, or respecting which the General Partner or Management Company is a party in connection with the Partnership, other than leases, easements, rights-of-way and other similar agreements affecting only mineral or other interests in real property.   Each Contract required to be listed at Section Eighth, paragraph (k) of the Disclosure Letter is a "Material Contract".

(ii)       Each Material Contract is in full force and effect to the extent provided therein and the General Partner has provided to the Subscriber a true and complete copy of each Material Contract and any and all amendments thereto.  The Partnership, General Partner and Management

Company is not, and to the General Partner's knowledge, no other party is, in default in any material respect under any Material Contract.

(l)	Bankruptcy.

There are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to the General Partner's knowledge, threatened against the Partnership or General Partner.  Each of the Partnership and the General Partner is solvent.

(m)	Wells and Equipment Status; Working Interests.

The Partnership does not own any wells, pipelines or other tangible assets, or any working interests, other than as set forth in Section Eighth, paragraph (m) of the Disclosure Letter.

(n)	Financial Statements.

True, correct and complete copies of the balance sheets, statements of operations, statements of changes in partners' capital, statements of cash flows and related notes to financial statements of the Partnership as of and for the fiscal years ended on December 31, 2017, December 31, 2016 and December 31, 2015, as audited by the Company's accountants (the "Audited Financial Statements"), are contained in Section Eighth, paragraph (n) of the Disclosure Letter.  True, correct and complete copies of the unaudited balance sheet, statement of operations, statement of changes in partners' capital and statement of cash flows of the Partnership as of and for the period ended on September 30, 2018 (such financial statements, the "Interim Financial Statements" and such date, the "Interim Financial Statement Date") are also contained in Section Eighth, paragraph (n) of the Disclosure Letter.  The Audited Financial Statements and the Interim Financial Statements, present fairly, in all material respects, the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of operations and cash flows of the Partnership for the periods covered by said statements, in accordance with GAAP consistently applied through the periods covered thereby, except for in the case of the Interim Financial Statements (i) year-end adjustments and (ii) the omission of footnote disclosures and other presentation items required by GAAP.  The Audited Financial Statements and the Interim Financial Statements are referred to collectively as the "Financial Statements".

(o)	Indebtedness; Assets; Undisclosed Liabilities.

(i)         The Partnership has no Indebtedness.  Except as otherwise set forth in Section Eighth, paragraph (o) of the Disclosure Letter, the Partnerships have not granted or suffered to exist any Liens on any of the Assets of the Partnership other than the Permitted Encumbrances (as defined in Appendix A to the First Amendment).  The immediately preceding sentence shall not apply to any Liens that were in existence prior to such Assets being acquired by the Partnership where such Liens were not granted by the Partnership.

(ii)       Except as otherwise set forth in Section Eighth, paragraph (o) of the Disclosure Letter and as reflected on the Interim Financial Statements, the Partnership has no Liabilities required to be reflected on or referenced in financial statements in accordance with GAAP, except Liabilities other than Indebtedness which have arisen after the Interim Financial Statement Date in the ordinary course of business under any Contracts to which the Partnership is a party or its Assets are bound or trade payables.

(iii)      Except for the Interests (as defined in Appendix A to the First Amendment), the Partnership owns and has good and valid title to all the Assets reflected as owned in the Interim Financial Statements and all the Assets (other than Interests) acquired by the Partnership since the Interim Financial Statement Date, except for such Assets as have been disposed of in the ordinary course of business.

(p)	Employees.

The Partnership has no employees and has never had any employees.

(q)	Bank Accounts.

Section Eighth, paragraph (q) of the Disclosure Letter contains a true and complete list of the name and location of each bank, trust company, savings and loan association or other financial institution at which the Partnership, or the General Partner or Management Company for the Partnership, has an account, safety deposit box or custody agreement, along with the account names and numbers, or other identifying information for safety deposit boxes or custody agreements, and the names of the Persons authorized to draw thereon or to withdraw therefrom.

(r) Affiliated Transactions.        Except as set forth in Section Eighth, paragraph (r) of the Disclosure Letter, other than as a Partner of the Partnership, none of the General Partner, the Management Company, or any of their Affiliates (or any investment vehicle which they manage) or any of their respective officers, directors, managers, members or controlling or other equity holders (including any of the Partners), or any of the respective Affiliates of any of the foregoing Persons, or, to the General Partner's knowledge, any of such officer's, director's, manager's, member's or equity holder's immediate family members, is a party to, or has any interest in any material asset or property held or used by the Partnership.

(s) No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, THE FIRST AMENDMENT AND APPENDIX A THERETO, AND ANY AND ALL OTHER AGREEMENTS, THE DISCLOSURE LETTER, AND CERTIFICATES, THE PARTNERSHIP, GENERAL PARTNER AND MANAGEMENT COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE SUBSCRIBER AND HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SUBSCRIBER OR ITS REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN (OR MAY BE IN CONNECTION WITH THIS AGREEMENT) PROVIDED TO SUBSCRIBER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE PARTNERSHIP, GENERAL PARTNER AND MANAGEMENT COMPANY OR ANY AFFILIATE THEREOF). THE PARTNERSHIP, GENERAL PARTNER AND MANAGEMENT COMPANY MAKE NO REPRESENTATIONS OR WARRANTIES TO SUBSCRIBER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE PARTNERSHIP. EXCEPT AS AND

TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY IS MADE BY THE PARTNERSHIP, GENERAL PARTNER AND MANAGEMENT COMPANY TO THE SUBSCRIBER AS TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY ASSETS OF THE  PARTNERSHIP, AND THE PARTNERSHIP AND GENERAL PARTNER ARE NOT MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY PROJECTIONS OR FORECASTS HERETOFORE DELIVERED OR MADE AVAILABLE TO SUBSCRIBER RELATING TO THE PARTNERSHIP.

NINTH – CONDITIONS OF SUBSCRIBER TO CLOSE:  The obligations of the Subscriber under this Agreement, including the obligation to make any Capital Contribution and join in the Limited Partnership Agreement, shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which the Subscriber may waive in writing in whole or any part):

(a) Compliance by the General Partner and the Partnership.  Each of the General Partner and Partnership shall have complied with and performed in all material respects all of their respective agreements and covenants required to be complied with or performed by each of them under this Agreement and the other Related Transaction Documents on or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the General Partner and Partnership contained in Section Eighth of this Agreement shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be so true and correct only as of the specified date).

(c) Closing Certificate.  The Subscriber shall have received one or more certificates executed by an officer (or person performing a similar function) of the General Partner dated as of the Closing Date, certifying (i) that the conditions specified in paragraphs (a) and (b) above have been fulfilled, (ii) true and complete copies of the Charter Documents of the General Partner and the Partnership, in the form previously provided to the Subscriber as the General Partner's and Partnership's Charter Documents (including the Limited Partnership Agreement as amended by the First Amendment) and (iii) resolutions of the board of the General Partner and other appropriate Persons authorizing the General Partner and the Partnership entering this Agreement, the documents to be delivered in connection herewith and the transactions contemplated hereby.

(d) No Prohibition.  No temporary restraining order, preliminary or permanent injunction or other order or decree by any domestic or foreign court of competent jurisdiction or other Governmental Body that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any

Governmental Body that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e) First Amendment. The First Amendment shall have been executed and delivered by each of the Partners to be effective as of the Closing Date, subject to Closing.

(f) Management Agreement.  Management Company and the Partnership shall have executed the Mineral Interest Management Agreement, in the form attached as Exhibit "B" to the Disclosure Letter, to be effective as of the Closing Date, subject to Closing.

(g) Material Consents.  The Partnership, General Partner or Subscriber, as applicable, shall have received a duly executed copy of each consent or approval of any Person required for consummation of the transactions hereunder where the failure to obtain such consent or approval would reasonably be expected to result in a Material Adverse Effect, in each case, in form and substance reasonably satisfactory to the Subscriber, each of which shall be in full force and effect as of the Closing Date.

(h) Other Closings. The closings under the other Related Transaction Documents shall simultaneously occur with the Closing hereunder.

TENTH – CONDITIONS OF PARTNERSHIP:

The obligations of the Partnership under this Agreement to accept the Capital Contribution and admit the Subscriber as a Partner, shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which the General Partner on behalf of the Partnership may waive in writing in whole or any part):

(a) Compliance by the Subscriber.  Subscriber shall have complied with and performed in all material respects all of its agreements and covenants required to be to be complied with or performed by it under this Agreement and the other Related Transaction Documents on or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Subscriber contained in this Agreement shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be so true and correct only as of the specified date).

(c) Closing Certificate.  The General Partner shall have received a certificate executed by an officer (or person performing a similar function) of the Subscriber dated as of the Closing Date, certifying that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d) No Prohibition.  No temporary restraining order, preliminary or permanent injunction or other order or decree by any domestic or foreign court of competent jurisdiction or other Governmental Body that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Body that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto.

(e) First Amendment.  The First Amendment shall have been executed and delivered by each of the Partners other than the General Partner and any Partner controlled by the General Partner or any Affiliate of the General Partner to be effective as of the Closing Date, subject to Closing.

(f) Other Closings. The closings under the other Related Transaction Documents shall simultaneously occur with the Closing hereunder.

ELEVENTH – ADDITIONAL COVENANTS AND AGREEMENTS:

(a) Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place remotely on January 3, 2019.  The date of the Closing is herein referred to as the "Closing Date."  At the Closing:

(i)        Subscriber shall make the Capital Contribution to the Partnership required hereby by wire transfer of immediately available funds to the Partnership's account designated by the General Partner in writing;

(ii)       The Subscriber shall execute and deliver the joinder agreement in the form attached to the Disclosure Letter as Exhibit "C";

(iii)      The First Amendment will become effective, and in accordance therewith and as contemplated thereby, (A) the Subscriber, or its successor or assign, shall, immediately prior to the Redemption, be admitted as a Partner to the Partnership (if this Agreement is for a limited partner interest, the Subscriber shall be admitted as a limited partner of the Partnership and if this Agreement is for a general partner interest, the Subscriber shall be admitted as the general partner of the Partnership), (B) the Redemption (as defined in the First Amendment) shall occur and (C) the Redeeming Partners shall automatically withdraw from the Partnership and cease to be Partners;

(iv)      The Management Agreement will become effective; and

(v)       The General Partner shall deliver to the Partnership and Subscriber releases in the form attached to the Disclosure Letter as Exhibit "D" from the General Partner, the Dale Entities (as defined in the Limited Partnership Agreement) and General Partner's other Affiliates as requested by Subscriber, Bluegrass Minerals Management, LLC, Lawrence B. Dale, Cody Miller, A. Wellford Tabor, Stephen Abney, Peter Dale and Jack Newman.

The foregoing transactions shall, for all accounting and Tax purposes, be deemed to occur and given effect as of 12:01 a.m. on the Closing Date.

(b) Conduct of Business. The General Partner, Partnership and Management Company, shall from and after the date hereof and until Closing (i) conduct the Partnership's business and affairs in the ordinary course of business and consistent with past practice and in compliance with the Limited Partnership Agreement, (ii) use its commercially reasonable efforts to preserve intact the current business organization of the Partnership and maintain its relations and goodwill with lessors, lessees, suppliers, agents and other Persons having business relationships with the Partnership, (iii) comply in all material respects with applicable Laws, the Contracts of the Partnership and the Limited Partnership Agreement, and (iv) keep in full force and effect, without amendment, all material rights relating to the business and Assets of the Partnership.  Except as otherwise expressly permitted by this Agreement, without the prior written consent of the Subscriber, the Partnership will not (and the General Partner will not permit the Partnership to):

(i) make any distributions to the Partners, other than pro rata distributions of cash in the ordinary course of business pursuant to the Limited Partnership Agreement, or make any discretionary payments to the Management Company or any other Person;

(ii) amend any Charter Documents, other than amendment of the Limited Partnership Agreement pursuant to the First Amendment, or the Management Agreement;
(iii) amend or enter into any Material Contract other than immaterial amendments to Material Contracts in the ordinary course of business;
(iv) make any capital expenditure or investment in excess of $50,000, individually, or $250,000, in the aggregate;

(v) sell, lease or otherwise dispose of any Interests or other Assets, other than leases entered in the ordinary course of business consistent with past practice and on terms customary for the geographic area in which such Interests are located;

(vi) change accounting methods in use by the Partnership or make any Tax elections;

(vii) incur any Indebtedness (which excludes trade payables incurred in the ordinary course of business) or grant or suffer to exist a Lien on any of the Assets other than (A) Permitted Encumbrances and (B) Liens which were in existence prior to the subject Assets being acquired by the Partnership;

(viii) issue or redeem any Partnership Interests in the Partnership; or
(ix) commit to or enter any Contract to do any of the foregoing.

From the date hereof to the Closing, General Partner and the Partnership will use commercially reasonable efforts to comply with and fulfill its duties and obligations under all leases and other Contracts to which the Partnership is a party or by which its Assets are bound.

(c) Future Litigation; Breaches of Representations And Warranties; Notification.  From the date hereof until the Closing Date, the General Partner shall advise the Subscriber in writing promptly upon becoming aware of the commencement or threat against the Partnership or General Partner, or Management Company respecting the Partnership, of any Proceeding or Tax audit unless such disclosure is prohibited by law.  Promptly upon becoming aware of any breach of any representation, warranty or covenant of the General Partner or Partnership contained herein, the General Partner shall notify Subscriber in writing of such breach and the circumstances giving rise thereto.  Any disclosure of a breach shall not relieve the breaching party of any Liability for such breach.

(d) Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section Twelfth, the General Partner shall not, and shall cause the Partnership and the General Partner's Affiliates and representatives not to, directly or indirectly, entertain, solicit, respond to, discuss or enter into negotiations with respect to any other offers from or potential transactions with prospective buyers of all or any portion of the Partnership Interests or Assets (either by merger, consolidation, transfer or otherwise), and shall suspend any discussions with or dissemination of information to any such prospective buyers.  If the General Partner, the Partnership or the General Partner's Affiliates or representatives receive any offers from any new or existing offerees, they will (i) remain silent or advise the offeror that they are not in a position to negotiate or accept any offers at that time and (ii) promptly notify the Subscriber in writing of such offers.

(e) Diligence. Up to the Closing Date and subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, Subscriber shall be entitled, through its employees, advisors, consultants, representatives, contractors, counsel and independent accountants, to make such investigation of the assets, properties, business and operations of the Partnership and its business and such examination of the books, records and financial condition of the Partnership and its business as Subscriber reasonably requests, provided that any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and in a manner so as not to interfere with the normal business operations of the business; provided, however, such entitlement shall not extend to the physical inspection of the properties underlying the Interests. The General Partner shall direct the management of the Partnership, General Partner and Management Company to make available to such Persons during such period all such information and copies of all such documents concerning the affairs of the Partnership and business as such Persons may reasonably request, shall permit such Persons access to the properties of the Partnership and all parts thereof, and shall cause the Partnership's, General Partner's and Management Company's employees, advisors, consultants, representatives, contractors, counsel and independent accountants to cooperate fully with such Persons in connection with their review and examination.

(f) Conditions; Disclosure.  Each of the parties shall use commercially reasonable efforts to cause the conditions set forth in Sections Ninth and Tenth to be satisfied, and to consummate the transactions contemplated herein as of the Closing Date.  The General Partner will provide to each Limited Partner a written summary, which shall be reasonably satisfactory to the Alliance Parties, of the material terms and conditions of the Related Transaction Documents, the First Amendment and the transactions contemplated thereby, and all other material information required by applicable securities Laws in connection with requesting the Limited Partners' approval of the First Amendment and the transactions contemplated hereby, and recommend, subject to any fiduciary duties, to each Limited Partner such Limited Partner approve, execute and deliver the First Amendment.

(g) Further Assurances.  The General Partner agrees, and agrees to cause the Management Company to, after Closing take such further actions and to execute, acknowledge and deliver such further documents, as are reasonably requested by the Subscriber for giving effect to the transactions contemplated by this Agreement, the other Related Transaction Documents and the First Amendment.

(h) Broker's Fees.  The General Partner agrees to pay and discharge when due the brokerage fees, finder's fees, agent's commissions and other forms of compensation owed to RBC Richardson Barr as a result of the Related Transaction Documents, the First Amendment and the transactions contemplated thereby.

(i) Disclosure.  Except as and to the extent required by Law, without the prior written consent of Subscriber,  General Partner shall, and shall direct the Partnership, Management Company and their respective representatives not to, directly or indirectly, make any public comment or public statement with respect to, or otherwise disclose or permit the disclosure of the Related Transaction Documents or the transactions contemplated hereby, including any of the terms, conditions or other aspects of the Related Transaction Documents, without the prior written consent of Subscriber; provided, however, this provision does not prohibit the Management Company from reporting the performance or investment returns of the Partnership or the general nature of the transaction (without naming Alliance) following Closing.  Subscriber will provide any press release or public disclosure to the General Partner for the General Partner's review and consent (not to be unreasonably withheld, conditioned, or delayed) in advance of releasing such press release or public disclosure.  The General Partner shall request the Limited Partners comply with the foregoing disclosure restrictions, but the General Partner and Partnership shall not have any liability for violations of such disclosure requirements by any Limited Partner not controlled by General Partner or its Affiliates.

(j) 754 Election. The general partner of the Partnership shall cause the Partnership to make a Section 754 election under the Code.

TWELFTH - TERMINATION:

This Agreement may be terminated at any time prior to the Closing by written notice given prior to or at the Closing:

(a) (i) by Subscriber if there is a material violation or breach by the General Partner or Partnership of any covenant or obligation contained in this Agreement and such violation or breach has not been waived by Subscriber or cured by the General Partner or Partnership within fifteen (15) days following Subscriber's written notice of same to the General Partner; or (ii) by the General Partner if there is a material violation or breach by Subscriber of any covenant or obligation contained in this Agreement and such violation or breach has not been waived by the General Partner or cured by Subscriber within fifteen (15) days following written notice by the General Partner of the same to Subscriber;

(b) (i) by Subscriber if there is a material violation or breach by the General Partner or Partnership of any of their representations or warranties contained in this

Agreement such that the condition set forth in paragraph (b) of Section Ninth would not be satisfied, and such violation or breach has not been waived by Subscriber or cured by the General Partner within fifteen (15) days following Subscriber's written notice of same to the General Partner; or (ii) by the General Partner if there is a material violation or breach by Subscriber of its representations or warranties contained in this Agreement such that the condition set forth in paragraph (b) of Section Tenth would not be satisfied, and such violation or breach has not been waived by the General Partner or cured by the Subscriber within fifteen (15) days following General Partner's written notice of same to the Subscriber;

(c) by Subscriber or the General Partner if the transactions contemplated by this Agreement have not been consummated by January 3, 2019 (unless such deadline is extended by mutual written agreement of the Subscriber and the General Partner); provided that neither party shall be entitled to terminate this Agreement pursuant to this paragraph (c) if such party's failure to perform its obligations under this Agreement (and in the case of the General Partner, either the General Partner or the Partnership has failed to perform its obligations) has prevented the consummation of the transactions contemplated by this Agreement;

(d) by mutual written consent of Subscriber and the General Partner; or
(e) by Subscriber or DOC (as defined in Appendix A to the First Amendment) as permitted by Appendix A to the First Amendment.

Each party's right of termination under this Section Twelfth is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  In the event of termination of this Agreement as provided in this Section Twelfth, the provisions of this Agreement shall immediately become of no further force and effect (other than this Section Twelfth and Section Fourteenth, each of which shall survive the termination of this Agreement) without any party being liable to any other party; provided,  however, that in the event that this Agreement is terminated pursuant to paragraph (a) or (b) of Section Twelfth, the parties shall be entitled to all damages available at law and in equity for breaches of this Agreement by the other parties.

THIRTEENTH - INDEMNIFICATION:

(a)  Survival.  The representations and warranties contained in this Agreement shall survive the Closing and consummation of the transactions contemplated by this Agreement and shall terminate on the Final Redemption Payment Date (as defined in the First Amendment); provided, that the representations and warranties of the General Partner set forth in Section Eighth, paragraphs (a), (b), (c), (f) and (o)(i) (the "Fundamental Representations"), shall survive the Closing and consummation of the transactions contemplated by this Agreement and shall terminate on the first anniversary of the Final Redemption Payment Date (as defined in the First Amendment).  The covenants and agreements contained in this Agreement shall survive the Closing and consummation of the transactions contemplated hereby and shall terminate on the first anniversary of the Final Redemption Payment Date. For the avoidance of doubt and subject to the below provisos, after Closing neither party shall be entitled to initiate any action, claim or litigation relating to any representation (including Fundamental Representations), warranty, covenant or agreement after its termination in accordance with this paragraph (a) and waives all rights in respect thereof (such actions, claims or litigations forever being barred) it being understood that this limitation constitutes the expression of the parties' desire to reduce the statute of limitations with respect to any such action, claim or litigation; provided, however, if an Indemnified Party (as defined below) provides written notice to the Indemnifying Party (as defined below) of a claim for indemnification respecting the breach of a representation, warranty, covenant or agreement prior to the termination of such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive solely with respect to such claim (and any and all actions and litigation arising out of such claim brought within two years of such notice of such claim), shall not terminate and shall survive until such claim for indemnification (and related actions and litigation brought within two years of such notice of such claim) are finally resolved; provided, further, that such indemnification will continue to be limited as set forth in paragraph (d) of this Section Thirteenth, which also survives.  Furthermore, the parties stipulate that they agree that this is an agreement relating to the sale or purchase of a business entity for purposes of Texas Civil Practice & Remedies Code §16.070(b), if, however, it is determined not to be an agreement relating to the sale or purchase of a business entity for purposes of Texas Civil Practice & Remedies Code §16.070(b), then the relevant termination dates will be two years from the Closing Date.

(b) Indemnity by General Partner. Subject to the limitations set forth below, from and after the Closing (but subject to the terms and conditions of this Section Thirteenth), the General Partner shall indemnify and hold harmless the Subscriber and each of its Affiliates (which after the Closing shall be deemed to include the Partnership) and each of their respective officers, directors, managers, equity holders, partners, employees, agents and representatives (collectively, the "Subscriber Indemnitees") from, and shall pay to and reimburse the Subscriber Indemnitees for the amount of, any and all Losses that Subscriber Indemnitees or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(i) any breach of or inaccuracy in any representation or warranty of the General Partner or Partnership contained in this Agreement; or
(ii) any breach of any covenant or agreement of the General Partner or, at or prior to the Closing, the Partnership contained in this Agreement.

(c) Indemnity by Subscriber. Subject to the limitations set forth below, from and after the Closing (but subject to the terms and conditions of this Section Thirteenth), the Subscriber shall indemnify and hold harmless the General Partner and each of its Affiliates and each of their respective officers, directors, managers, equity holders, partners, employees, agents and representatives (collectively, the "General Partner Indemnitees") from, and shall pay to and reimburse the General Partner Indemnitees for the amount of, any and all Losses that General Partner Indemnitees or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

(i)	any breach of or inaccuracy in any representation or warranty of the Subscriber contained in this Agreement; or

(i)	any breach of any covenant or agreement of the Subscriber or, after the Closing, the Partnership contained in this Agreement.

(d) Limitation.  Subscriber and the Partnership shall have the right to set off any claims made under Section Thirteenth, paragraph (b) above against the Adjusted Purchase Price Escrow Amount (as defined in Appendix A to the First Amendment).  Notwithstanding anything to the contrary set forth in this Agreement, even if a Subscriber Indemnitee would otherwise be entitled to recover a Loss pursuant to Section Thirteenth, paragraph (b), no Subscriber Indemnitee shall be entitled to any indemnification with respect thereto in excess of the Adjusted Purchase Price Escrow Amount, except with respect to a Limitation Exception in which case no Subscriber Indemnitee shall be entitled to any indemnification with respect thereto in excess of the Net Redemption Proceeds (as defined in the First Amendment) paid to the General Partner.  After the Closing, set-off against the Adjusted Purchase Price Escrow Amount held in the escrow account pursuant to this Section Thirteenth shall act as the sole and exclusive remedy for any and all Losses, liabilities, claims, breaches or set-offs arising under, out of, or related to this Agreement or the transactions contemplated hereby, except for Losses arising out of a Limitation Exception (which shall be limited as described in the previous sentence hereof) and for the remedy of specific performance and injunctive relief respecting Section Eleventh, paragraphs (g), (h), (i) and (j).  The Subscriber and the Partnership expressly waive all other remedies available after Closing for breaches of this Agreement other than as provided in this Section Thirteenth and Subscriber's right to the remedy of specific performance and injunctive relief respecting Section Eleventh, paragraphs (g), (h), (i) and (j).    Subscriber shall have no obligation to post bond or other security for the remedy of specific performance or injunctive relief respecting Section Eleventh, paragraphs (g), (h), (i) or (j), which obligations to post bond or other security are hereby waived.

(e)	Matters Involving Third Parties.

(i) If any third party shall notify any Person entitled to indemnification hereunder (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that is reasonably expected to give rise to a claim for indemnification against the General Partner or Subscriber, as applicable (the "Indemnifying Party") under this Section Thirteenth, then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party's failure to give such notice.

(ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Liability of the Indemnified Party of or for any damages or other amount, any encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the

Indemnified Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld).  If the Indemnifying Party assumes and thereafter conducts the defense of the Third Party Claim, the Indemnifying Party will not have to pay the cost of counsel of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to defend or control the defense of any Third Party Claim if (I) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or in the case of any non-criminal Proceeding by a Governmental Body that would reasonably be expected to materially and adversely affect the operations or conduct of the Partnership; (II) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (III) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim; (IV) the Indemnified Party reasonably believes that the Losses relating to such Third Party Claim could exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Section Thirteenth; or (V) the Indemnifying Party does not provide the Indemnified Party with reasonable evidence that the Indemnifying Party has the financial resources to defend such Third Party Claim and to fulfill its indemnification obligations under this Section Thirteenth.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.  After the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party may participate in such defense with counsel of its choosing at the Indemnified Party's expense.

(iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(f) Waiver of Rights and Remedies. Notwithstanding anything to the contrary in this Agreement, if Subscriber has knowledge (i) on or prior to the date hereof or (ii) after the date hereof (and, in the case of this clause (ii), has the right to terminate this Agreement pursuant to Section Twelfth as a result of the breach) of the breach of any representation or warranty of the General Partner or the Partnership under this Agreement and nonetheless proceeds to the Closing,  the Subscriber and its Affiliates, shall be deemed to have waived any rights to indemnification under Section Thirteenth with respect to such breach.  For purposes of this Agreement, Subscriber's "knowledge" shall be limited to the actual knowledge, without inquiry, of Joseph W. Craft III, Robert Sachse, R. Eberley Davis, Tyson Schwerdtfeger, Mike Huigens and Joey Ross.  Notwithstanding anything to the contrary in this Agreement, if the General Partner or the Partnership has knowledge (i) on or prior to the date hereof or (ii) after the date hereof (and, in the case of this clause (ii), has the right to terminate this Agreement pursuant to Section Twelfth as a result of the breach) of the breach of any representation or warranty of the Subscriber under this Agreement and nonetheless proceeds to the Closing,  the General Partner, Partnership and their

Affiliates shall be deemed to have waived any rights to indemnification with respect to such breach.

(g)	Determination of Amount of Losses; Duty to Mitigate.

(i) Any Indemnified Party seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.  The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section Thirteenth shall not affect such Indemnified Party's rights under this Section Thirteenth except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnifying Party.

(ii) The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses actually suffered by the Indemnified Party (reduced by (i) any insurance proceeds or other payments or recoupments received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment and (ii) any Tax Benefit recognized by the Indemnified Party (or the affiliated group of which it is a member) resulting from such Losses).  Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information (to the extent in the Indemnified Party's possession or reasonable control) sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section Thirteenth.  Each Indemnified Party shall use its commercially reasonable efforts (without any obligation to bring a Proceeding) to recover under insurance policies or similar agreements for any Losses.  If the Indemnified Party receives insurance proceeds for Losses after an indemnification payment for such Losses has been made by the Indemnifying Party to the Indemnified Party, the Indemnified Party will refund the Indemnifying Party the amount of such insurance proceeds received by the Indemnified Party up to the amount of the Indemnification payment. An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification.

(h) Tax Treatment of Indemnity Payments. The parties hereto agree that all indemnification payments made under this Agreement shall be treated as purchase price adjustments for Tax purposes.

(i) Additional Remedy Matters. To the extent any claim may be recoverable pursuant to more than one subsection of this Section Thirteenth, the Indemnified Party may make such claim under any such subsection in the alternative; provided, however, that nothing in this Agreement is intended to allow an Indemnified Party to receive duplicative payments and to the extent an Indemnified Party has been paid for any Loss under one Section of this Agreement, such

Indemnified Party shall not be permitted to seek payment for that Loss under another Section of this Agreement.

(j) Applicability of Indemnities.   All indemnities in this Section Thirteenth shall apply without regard to the negligence of the Indemnified Party, whether such negligence be sole, joint and/or concurrent, active or passive.

FOURTEENTH – MISCELLANEOUS:

(a) Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their successors, heirs and assigns.  Subscriber's succession as a general partner of the Partnership shall not be construed as Subscriber succeeding to AllDale Minerals Management II, LLC's obligations and rights hereunder.

(b) Counterparts.  This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

(c) Assignment.  This Agreement shall not be assigned without the prior written consent of the parties hereto, except that Subscriber may assign this Agreement (and its right to acquire some or all of the interests in the Partnership contemplated hereby) and its rights and obligations hereunder, in whole or part, to any one or more Affiliates of Subscriber upon written notice to the General Partner, in which event such Affiliate(s) shall be substituted as and be the "Subscriber" hereunder.  Such assignment shall not relieve Subscriber of its liability for the obligations of Subscriber under this Agreement.

(d) Amendment; Waiver.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Severability.  If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any party, be deemed severed from this Agreement and the remainder of this Agreement shall continue to be effective and enforceable.

(f) Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Texas and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles.  In addition, any and all disputes, controversies, causes of action or claims asserted by any party (against the other), whether those claims sound in breach of contract, tort, fraud, or any other statutory or judicially created cause of action and whether or not such claims are asserted in an arbitration, court of law or any other forum, shall be governed by, and construed under, the laws of the State of Texas and all rights and remedies shall be governed by said laws, without regard to conflict of laws principles.

(g) WAIVER OF JURY TRIAL.  THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM.  EACH PARTY

AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

(h) Addresses and Notices. All notices, requests or other communications to any party hereunder shall be in writing (which may include e-mail transmission) and shall be given,

if to Subscriber, to the address set forth on the signature page hereto.

with a copy to:

R. Eberley Davis

Senior Vice President, General Counsel and Secretary

Alliance Resource Partners, L.P.

1146 Monarch Street

Lexington, KY 40513

e-mail:  Eb.Davis@arlp.com

and

Rose Grasch Camenisch Mains PLLC

Attn: Richard H. Mains

326 S. Broadway

Lexington, KY  40508

e-mail:  rich.mains@rgcmlaw.com

if to the General Partner or Partnership:

Cody Miller

General Counsel, Dale Operating Company

2100 Ross Avenue, Suite 1870

Dallas, Texas 75201

United States of America

e-mail:  cody@dale-energy.com

Any such communication will be effective (i) if given by e-mail transmission, when transmitted to the applicable address specified in (or pursuant to) this paragraph (h) (with confirming copy by United States mail), (ii) if given by United States mail (which must be by certified mail), on the earlier of the date of receipt or the fifth day after deposit in the mail, (iii) if given by overnight delivery by courier of national reputation, on the first Business Day after depositing with such courier properly addressed or (iv) if given by hand delivery or any other means not referenced in clause (i), (ii) or (iii) of this sentence, on the date of receipt.

(i) Entire Agreement.  This Agreement, along with the other Related Transaction Documents, the Disclosure Letter, First Amendment and exhibits hereto, set forth the entire, complete and final agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, inducements or conditions, express or implied, oral or written.

(j) Expenses.  Each of the parties will bear its own expenses in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, with the General Partner (on behalf of the Redeeming Partners) responsible for the expenses of the Partnership.

(k) Specific Performance.  The parties recognize that in the event any party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The non-breaching party shall therefore, prior to Closing, be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement without any obligation to post bond or other security.

FIFTEENTH - DEFINITIONS:

Capitalized terms used and not otherwise defined herein have the same meanings as set forth in Exhibit "A" attached hereto and incorporated herein by reference.

[Signature Page Follows]

ALLDALE MINERALS II, LP - SUBSCRIPTION AGREEMENT

SIGNATURE PAGE

By signing below, the Subscriber (1) confirms that the information contained in the Agreement provided by Subscriber is accurate and complete, (2) agrees to the terms of the Agreement and the Limited Partnership Agreement and (3) requests that the records of the Partnership reflect the Subscriber's admission as a limited partner or general partner, as applicable, at the Closing as contemplated by the terms of the Agreement.

Dated: December 14, 2018	Amount of Commitment

$ 10,835.27
Alliance Resource Partners, L.P.
By: Alliance Resource Management GP, LLC,
its General Partner

	By:	/s/ R. Eberley Davis
	Name:	R. Eberley Davis
	Title:	Senior Vice President, General Counsel and Secretary

Check as applicable:

___    This Subscription Agreement is for a limited partner interest

_X_   This Subscription Agreement is for a general partner interest

Address:         1717 S. Boulder, Suite 400

Tulsa, OK  74119

Attention:  __________

Tax Identification Number:_________

Phone:	E-mail:

The Partnership and General Partner join in this Agreement as of the date set forth above.

AllDale Minerals II, LP
By: AllDale Minerals Management II, LLC, General Partner

By:	/s/ Cody Miller
Name: Cody Miller, Manager

AllDale Minerals Management II, LLC, General Partner

By:	/s/ Cody Miller
Name: Cody Miller, Manager

Signature Page to Subscription Agreement

EXHIBIT "A"

to Subscription Agreement

When used in the Agreement, the following terms shall have the following meanings:

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided that, the Partnership and any other investment vehicles managed or controlled by the General Partner, the Management Company or DOC shall not be considered an Affiliate of them.

"Alliance Parties" means Alliance Resource Partners, L.P., a Delaware limited partnership, and each of its Affiliates that is a subscriber under any Related Transaction Document, including a subscriber by assignment from Alliance Resource Partners, L.P.

"Assets" means all properties and assets, real and personal, tangible and intangible, owned or held by the Partnership.

"Capital Contribution" means a capital contribution to the Partnership by the Subscriber hereunder.

"Charter Documents" means, with respect to any Person, the certificate of incorporation, articles of organization, articles of incorporation or association, certificate of partnership, certificate of limited partnership, certificate of formation and by-laws, the limited liability company agreement, operating agreement, or limited partnership agreement or other agreement or agreements that establish the legal organization and personality of such Person and its governance, in each case as amended.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contract" means, with respect to any Person, any note, bond, mortgage, lease, permit, concession, franchise, license, arrangement, undertaking, contract, commitment, obligation, guaranty, credit agreement, indenture, deed of trust or other instrument, document or agreement (in each case whether written or oral) by which that Person, or any of its present or future properties or assets, is legally bound or subject.

"Disclosure Letter" means that certain disclosure letter, dated of even date herewith, delivered by the General Partner and certain of its Affiliates to Subscriber and the other Alliance Parties under the Related Transaction Documents.

"GAAP" means United States generally accepted accounting principles, as consistently applied by the Partnership in accordance with its past practices.

"Governmental Body" means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

"Indebtedness" means, with respect to the Partnership, all Liabilities as of the determination date (including the current portion thereof) of the Partnership (other than accounts payable and trade payables in the ordinary course of business) (i) for the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums, penalties or other breakage costs, of any borrowed money, including, without limitation, any such obligations under a credit facility or which are evidenced by any note, bond, debenture or other debt security, and short-term vendor loan payables, (ii) with respect to leases required to be capitalized in accordance with GAAP,

(iii) under any letter of credit, performance bond, bankers' acceptance or similar instrument to the extent drawn upon, (iv) under any interest rate swap, hedging or similar arrangement (valued at the termination value thereof if such arrangement were terminated as of the determination date), (v) issued or assumed as the deferred purchase price of property (calculated as the maximum amount of deferred purchase price owing as of the determination date (whether or not then due and payable) (but excluding trade accounts payable and accruals), (vi) with respect to any Liability of any other Person of the type referenced in clauses (i) through (v), the payment of which the Partnership is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (vii) with respect to any Liability of any other Person of the type referred to in clauses (i) through (vi) that is secured by any Lien on any Asset of the Partnership (whether or not such Liability is assumed by the Partnership).

"Laws" means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a Governmental Body.

"Liabilities" means any and all liabilities or obligations of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

"Lien" means any lien, mortgage, security interest, pledge, easement, charge, indenture, deed of trust, right of way, restriction on the use of real or personal property, encroachment or other encumbrance, or any restriction on transfer (except for restrictions on transfer under applicable securities laws), right of first refusal, right of first offer, put right, redemption right, option, warrant, proxy, voting agreement, voting trust, conditional sale or other title retention device or arrangement or transfer for the purpose of the payment of any Indebtedness or otherwise, or any restriction similar to any of the foregoing.

"Limitation Exception" means a breach of or inaccuracy in a Fundamental Representation by the General Partner, or any intentional misrepresentation or fraud by the General Partner.

"Losses" means, with respect to any Person, any losses, liabilities, claims, judgments, fines, loss in value, penalties, damages, expenses, fees, costs or amounts incurred by such Person (including reasonable attorneys' fees, costs or expenses and all reasonable fees, costs or expenses paid in connection with the investigation, defense and compromise of any claim or loss), but excluding punitive, exemplary, special, indirect and consequential damages and also excluding lost revenues lost profits and diminution of value, except to the extent punitive, exemplary, special, indirect and consequential damages, lost revenues and lost profits are part of a Third Party Claim made against an Indemnified Party; provided, however, that the definition of Losses shall not limit a party's liability for any such damages that constitute diminution of value and are proven to constitute actual direct damages.

"Management Company" means Dale Operating Company, a Texas corporation.

"Material Adverse Effect" means any adverse effect on the ownership, operation or value of the Partnership or Assets, which is material to the ownership, operation or value of the Assets, taken as a whole, or the Partnership, and if curable, is not cured by AllDale Minerals Management II, LLC or its Affiliates within 30 days after AllDale Minerals Management II, LLC or its Affiliates becomes aware of such material adverse effect; provided, however, that the following shall not be deemed to constitute, create, or cause a Material Adverse Effect: any changes, circumstances or effects that (a) affect generally the oil and gas industry, such as fluctuations in the price of commodities, industry inputs, or Hydrocarbons, (b) result from international, national, regional, state, or local economic conditions, (c) result from general developments or conditions in the oil and gas industry, (d) result from changes in Laws (including regulatory or enforcement policy) or accounting principles (including interpretations thereof), (e) result from any public announcement of the transactions contemplated by this

Agreement, (f) result from the failure of a Governmental Body to act or omit to act pursuant to Law, (g) result from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including terrorist attacks or (h) any natural or man-made disasters or other force majeure events.

"Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

"Proceeding" means any suit, legal action, or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or formal investigation.

"Related Transaction Documents" means the following:

a.          That certain Subscription Agreement for Partnership Interest in AllDale Minerals, LP, dated December 14, 2018, by and among Alliance Resource Partners, LP, AllDale Minerals, LP and AllDale Minerals Management, LLC, for a limited partner interest;

b.         That certain Subscription Agreement for Partnership Interest in AllDale Minerals, LP, dated December 14, 2018, by and among Alliance Resource Partners, LP, AllDale Minerals, LP and AllDale Minerals Management, LLC, for a general partner interest;

c.          That certain Subscription Agreement for Partnership Interest in AllDale Minerals II, LP, dated December 14, 2018, by and among Alliance Resource Partners, LP, AllDale Minerals II, LP and AllDale Minerals Management II, LLC, for a limited partner interest; and

d.         That certain Subscription Agreement for Partnership Interest in AllDale Minerals II, LP, dated December 14, 2018, by and among Alliance Resource Partners, LP, AllDale Minerals II, LP and AllDale Minerals Management II, LLC, for a general partner interest.

"Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, state nonresident withholding, withholding, social security, unemployment, disability, employment, property, ad valorem, unmined minerals, ad valorem, stamp, severance, excise, motor fuels, heavy vehicle, occupation, sales, use, transfer, value added, unclaimed property, alternative minimum, estimated or other tax, charge, fee, duty, levy or other assessment that is imposed by any Governmental Body, in each case including any interest, penalty or addition thereto that is attributable to any nonpayment thereof or any failure to properly prepare or file a Tax Return.

"Tax Benefit" means any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid due to a deduction, credit or other Tax benefit or allowance arising by reason of the event giving rise to a claim under Section Thirteenth of this Agreement.

"Tax Return" means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Body in connection with the determination, assessment, payment or collection of any Tax.

"Treasury Regulations" means regulations promulgated by the United States Treasury related to the Code.